Exhibit 99.1

SMG Industries, Inc. Announces the Acquisition of Momentum Water Transfer Services

Frac Water Transfer Company Represents New Platform for SMG in Frac Water Management

HOUSTON, TX, Dec. 10, 2018 – SMG Industries, Inc. (the "Company") (OTCQB: SMGI), a growing oilfield services company operating in the Southwest United States, today announced the acquisition of Momentum Water Transfer Services, LLC. (“Momentum”) which provides high volume, frac water transfer services via its above-ground temporary infrastructure to E&P companies at location for their fracing and well completion.

The Deal Summary:

•	Acquired 100% of the membership interests for a total purchase price of $1,395,750. Terms were $362,000 in cash at closing, $800,000 in a 6% subordinated secured seller note payable over five years, and 550,000 SMGI shares valued at $233,750.

•	SMGI currently anticipates $2.4 million in revenue over the next twelve months with approximately $630,000 in EBITDA, from Momentum’s existing customers.

•	SMGI acquired approximately $1.1 million in equipment at closing.

•	SMGI management team has experience purchasing water transfer companies and growing them into Frac Water Management businesses.

•	Momentum adds several new key customers that should accelerate the scale up of SMG’s existing South Texas operations in the Eagle Ford Shale.

Mr. Matt Flemming, CEO of SMG, stated, "Acquiring Momentum’s frac water transfer business represents a new platform of growth for SMG in the Frac Water Management market segment. While our existing divisions, SMG oil tools and MG Cleaners, give us exposure to the drilling market segment, through Momentum, SMG now participates in the completions and fracing side of the business. Momentum’s geographic focus in the Eagle Ford Shale in South Texas is attractive in our view given customers’ close proximity to the market and gulf coast refiners. We believe this acquisition is immediately accretive for our stockholders.” Mr. Flemming continued, “Currently, SMG will continue to pursue other accretive acquisitions. However, there can be no assurances that the Company will successfully execute any other acquisition, and if acquired, no assurances that it will succeed.”

Mr. Stephen Christian, EVP of Operations at SMG, stated, “Momentum has an excellent asset profile including no-leak high volume frac hose used as above ground temporary infrastructure to deliver water from a source to the frac site location. We believe we can further drive utilization offering this equipment and service to our legacy customers. The Momentum management team has previous big company training and will remain post-acquisition to help us grow this business. Strategically, their South Texas presence helps our existing operations and growth prospects.”

Frac water transfer is typically described as a service used in the completions or fracing process. Water transfer companies provide equipment such as miles of frac hose on a rental basis to oil and gas operators to transfer high volumes of water from a source, sometimes a frac pond, river or lake to the frac site for use by pressure pumping companies to perform a frac.

According to a recent Spears & Associates US Water Management report:

US demand for water management services associated with the acquisition, transport, transfer, storage, flowback, treatment, and disposal of water increased 44% in 2017 to $18.9 billion in response to increased horizontal drilling activity, increased per-well frac job size, and increased recycling/treatment activity. In terms of volumes, it is estimated that 6.9 billion barrels of water will be sourced for use in drilling and completion (hydraulic fracturing) in the US in 2018, up 47% from last year; furthermore, water required for drilling and completion is projected to approach 12.9 billion barrels in 2022, a 22% CAGR over the 2017 to 2022 time frame, due to continued growth in drilling and production activity.

About SMG Industries, Inc.:  SMGI is a rapidly growing oilfield services company that operates throughout the Southwest United States.  Through its wholly-owned operating subsidiaries, the Company offers an expanding suite of products and services. MG Cleaners LLC., serves the drilling market segment with proprietary branded products including detergents, surfactants and degreasers (such as Miracle Blue™) as well as equipment and service crews that perform on-site repairs, maintenance and drilling rig wash services. SMG’s rental division includes an inventory of 850 bottom hole assembly (BHA) oil tools such as stabilizers, drill collars and bit subs rented to oil companies and their directional drillers. SMG’s frac water management division known as Momentum Water Transfer focuses in the well completion market segment providing high volume above ground equipment and temporary infrastructure to route water typically used on location for fracing.  SMG Industries, Inc. headquartered in Houston, Texas has facilities in Carthage, Odessa and Alice, Texas.  Read more at www.SMGIindustries.com and www.MGCleanersllc.com and www.MomentumWTS.com

Contact:

Matthew Flemming

SMG Industries, Inc.

+1-713-821-3153